EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 55 to Registration Statement No. 33-1121 on Form N-1A of our report dated May 15, 2009, relating to the financial statements and financial highlights of Eaton Vance Investment Trust, including Eaton Vance National Limited Maturity Municipals Fund, appearing in the Annual Report on Form N-CSR of Eaton Vance Investment Trust for the year ended March 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts September 28, 2009